UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

Golden State Petroleum Transport Corporation
(Exact name of registrant as specified in its charter)
Delaware	333-26227	13-3927016
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

4th Floor Par-la-Ville Place 14 Par-la-Ville Road Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (441) 295-6935

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01.      Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release Announcing Results of Amended and Restated Consent Solicitation, dated November 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN STATE PETROLEUM TRANSPORT CORPORATION
(Registrant)

Dated: November 16, 2010	By:	/s/ Alexandra Kate Blankenship
Name: Alexandra Kate Blankenship Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Announcing Results of Amended and Restated Consent Solicitation, dated November 12, 2010.

EXHIBIT 99.1

Golden State Petroleum Transport Corporation Announces Results of Consent Solicitation

Golden State Petroleum Transport Corporation ("Golden State"), a Delaware corporation, announced today that its amended and restated consent solicitation, which expired at 5 p.m. EST on November 10, 2010, did not receive the necessary noteholder consents for approval. Golden State launched the consent solicitation to amend the indenture (the "Indenture") relating to its 8.04% First Preferred Mortgage Notes due 2019 (CUSIP 38121E AJ2/ISIN US38121EAJ29) (the "Notes"), to amend or terminate certain related collateral and management agreements, and to approve the proposed current or future sale, as the case may be, of each of the two very large crude carrier vessels that serves as part of the collateral for the Notes.  Under the Indenture, approval of the proposals set forth in the amended and restated consent solicitation required the consents of Holders of at least a majority in aggregate principal amount of Notes outstanding on or before the expiration of the solicitation period.  As of 5 p.m. EST on November 10, 2010, Golden State had received less then the required amount of consents and, accordingly, the proposals did not pass.

Jefferies & Company, Inc. acted as the Solicitation Agent for the consent solicitation. D.F. King & Co., Inc. acted as the Information and Tabulation Agent.

Advisory: This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction, nor is it an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.

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